UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2013

Orchid Island Capital, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35236	27-3269228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3305 Flamingo Drive, Vero Beach, Florida 32963
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (772) 231-1400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.  REGULATION FD DISCLOSURE

On August 6, 2013, Orchid Island Capital, Inc. (the “Company”) held an earnings conference call for its second quarter ended June 30, 2013.  During that call the Company disclosed the following additional information.

•	On July 8, 2013, the Company had material margin calls from its repurchase agreement counterparties that were met with cash on hand. No assets were sold to meet these margin calls.

•
The Company’s outstanding repurchase agreement balance at July 31, 2013 was $303.6 million, compared to $306.5 million at July 8, 2013 and $308.7 million at June 30, 2013.  The slight decrease in the outstanding balance is the result of the fact that certain outstanding repurchase agreement borrowings came due after quarter end and where renewed  at lower balances due to pay-downs on the underlying securities and the fact the market value of the securities pledged had  declined in value.  Cash that had been posted previously to meet either pay-down or price decline related margin calls was retained and used to acquire additional securities that were not subsequently pledged.

•
During July 2013, the Company used approximately $6.5 million of its structured mortgage backed securities as collateral as part of a repurchase agreement borrowing with an existing repurchase agreement counterparty.  The borrowed funds  are being held for additional liquidity and not used for the purchase of additional securities.

On August 1, 2013, the Company filed a Form 8-K that included the second quarter 2013 earnings press release as an exhibit.

The information in this Form 8-K and Exhibits attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number

99.1 Second Quarter 2013Earnings Conference Call script of the Company, dated August 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2013	ORCHID ISLAND CAPITAL, INC.

	By:	/s/ Robert E. Cauley
Robert E. Cauley
Chairman and Chief Executive Officer